EXHIBIT 99.1

Press Release

Las Vegas Sands Reports All-Time Industry
Record $1.07 Billion Adjusted Property EBITDA
Quarter

Adjusted Diluted EPS Jumps 89.2% to Record $0.70

Second Quarterly Dividend of $0.25 per share Declared

Adjusted Property EBITDA Soars 43.0% to Industry Record $1.07 Billion

Company Record 11th Consecutive Quarter of Adjusted Property EBITDA Growth

In the First Quarter of 2012 Compared to the First Quarter of 2011:

—	Adjusted Property EBITDA Increases Achieved by Every Property in Global Portfolio
—	Net Revenue Increased 30.8% to Industry-Wide Record of $2.76 Billion
—	Consolidated Adjusted Property EBITDA Margin Expanded 330 Basis Points to 38.6%
—	Marina Bay Sands Adjusted Property EBITDA Increased 66.1% to Record $472.5 Million
—	Macao Property Operations Adjusted Property EBITDA Increased 20.6% to Record $456.4 Million

Las Vegas, NV (April 25, 2012) — Las Vegas Sands Corp. (NYSE: LVS) today reported record financial results for the quarter ended March 31, 2012.

First Quarter Overview

We are extremely pleased to report record financial results for the first quarter of 2012. Strong growth and EBITDA margins at our Macao property portfolio, together with continued growth at Marina Bay Sands in Singapore and a strong performance from our domestic properties contributed to record revenue, operating income, adjusted property EBITDA and adjusted earnings per share for the quarter.

In Macao, we generated significantly stronger gaming volumes across our property portfolio, while adjusted property EBITDA reached a record $456.4 million with an adjusted property EBITDA margin of 32.1%.  Strong growth of our higher margin mass table and slot businesses, together with the contribution from the important non-gaming (hotel, retail, mall and convention) components of our Integrated Resort business model, continue to drive revenue and EBITDA growth.  We are also pleased to report that the initial investments we have made to expand our offerings in the VIP segment were clearly evident in our quarterly operating results, with the Four Seasons Hotel Macao and Plaza Casino increasing its Rolling Chip volume by over 220% compared to the same quarter last year and generating a record quarterly EBITDA of $67.5 million.  We expect to realize additional benefits from our initiatives in the VIP segment in the future, as we roll out additional enhanced VIP facilities and service offerings throughout our property portfolio in Macao.

We are extremely gratified to have successfully opened on April 11th the first phase of the largest Integrated Resort development in the company’s history, Sands Cotai Central.  Located at the center of the COTAI Strip and directly across from The Venetian Macao and the Four Seasons Hotel Macao and Plaza Casino, Sands Cotai Central has added substantial scale to the COTAI Strip and features amenities and attractions designed to broaden and deepen Macao’s appeal as a destination for business and leisure travelers.  Importantly, Sands Cotai Central will include at completion approximately 6,400 hotel rooms, a vital component for the future growth and continued maturation of the meetings, incentive, convention and exhibition business in Macao.  We are confident that Sands Cotai Central will meaningfully contribute to important multi-night business and leisure visitation to Macao and will provide an outstanding platform for growth for our company.

In Singapore, Marina Bay Sands produced a record $472.5 million of adjusted property EBITDA during the quarter and an EBITDA margin of 55.7%.  Strong growth in VIP, mass gaming and slot volumes coupled with continued growth in visitation and non-gaming revenue streams including hotel, food and beverage, retail and entertainment reflect the broad appeal of the property to Singapore’s visitors from across the Asian region.  Looking ahead, as Singapore’s complementary business and leisure tourism offerings and transportation infrastructure continue to expand, we are confident that Marina Bay Sands will continue to generate outstanding returns for our company.

In Las Vegas, The Venetian and Palazzo generated $115.8 million in adjusted property EBITDA during the quarter, up 77.6% compared to the first quarter last year.  Table games drop was up 27.8% during the quarter reflecting strong baccarat play.  Slot handle was also up 18.8%.  Sands Bethlehem produced a record quarter with $27.5 million in adjusted property EBITDA.  The property continues to benefit from growth in slot handle, table games play, and hotel revenues.

The reliable and predictable nature of the cash flows generated by our Integrated Resort business model, the successful execution of our deleveraging strategy, and the healthy margin profile of our property portfolio remain evident in our financial results.  While we again achieved quarterly records for net revenue and adjusted property EBITDA, we are also pleased that the flow through to earnings remained strong, with adjusted earnings per diluted share increasing 89.2% to reach a record $0.70, compared to $0.37 in the quarter one year ago.

The board of directors of Las Vegas Sands has declared a cash dividend of $0.25 per common share to be paid on June 29, 2012 to shareholders of record as of June 20, 2012.

Company-Wide Operating Results

Net revenue for the first quarter of 2012 was a record $2.76 billion, an increase of 30.8% compared to $2.11 billion in the first quarter of

2011. Consolidated adjusted property EBITDA in the first quarter of 2012 increased 43.0% to a record $1.07 billion, compared to $745.7 million in the year-ago quarter. Consolidated adjusted property EBITDA margin increased 330 basis points to 38.6% in the first quarter of 2012, compared to 35.3% in the first quarter of 2011.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the first quarter of 2012 increased 45.6% to reach $707.6 million, compared to $485.9 million in the first quarter of 2011. The increase in operating income was principally due to stronger results across our portfolio of properties in Macao and at Marina Bay Sands in Singapore.

Adjusted net income (see Note 1) increased to $569.8 million, or $0.70 per diluted share, compared to $299.4 million, or $0.37 per diluted share, in the first quarter of 2011.

On a GAAP basis, net income attributable to common stockholders in the first quarter of 2012 increased 118.7% to $498.9 million, compared to $228.2 million in the first quarter of 2011, while diluted earnings per share in the first quarter of 2012 increased 117.9% to $0.61, compared to $0.28 in the prior year quarter. The improvement in our net income attributable to common stockholders reflected the increase in operating income and the discontinuation of preferred stock dividends and the accretion of preferred stock resulting from the retirement of the company’s outstanding preferred stock in November 2011, partially offset by an impairment loss.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. increased 25.0% to $1.45 billion in the first quarter of 2012, compared to $1.16 billion in the first quarter of 2011. Adjusted property EBITDA for Sands China Ltd. increased 20.5% to $450.6 million in the first quarter of 2012, compared to $373.8 million in the first quarter of 2011. Net income for Sands China Ltd. increased 5.8% to $277.4 million in the first quarter of 2012, compared to $262.1 million in the first quarter of 2011.

The Venetian Macao First Quarter Operating Results

The Venetian Macao continued to enjoy strong visitation and financial performance. The property delivered record adjusted property EBITDA of $281.9 million, an increase of 23.4% compared to $228.4 million in the first quarter of 2011. Adjusted property EBITDA margin was 36.5% in the first quarter of 2012. The Venetian delivered solid growth in gaming volumes in each segment of the business. Non-Rolling Chip drop was a record $1.11 billion for the quarter, an increase of 12.7% compared to the same quarter last year, while Non-Rolling Chip win percentage was 30.7%. Rolling Chip volume during the quarter increased 11.4% to a record $13.80 billion. Slot handle was a record $1.24 billion, an increase of 67.0% compared to the quarter one year ago.  RevPAR increased 15.7% to a record $228 due to higher ADR and occupancy.

The following table summarizes the key operating results for The Venetian Macao for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
The Venetian Macao Operations	March 31,
(Dollars in millions)	2012	2011	$ Change	Change
Revenues:
Casino	$673.9	$553.4	$120.5	21.8%
Rooms	59.0	50.2	8.8	17.5%
Food and Beverage	22.5	18.3	4.2	23.0%
Mall	26.1	23.0	3.1	13.5%
Convention, Retail and Other	23.1	13.6	9.5	69.9%
Less - Promotional Allowances	(31.8)	(20.2)	(11.6)	-57.4%
Net Revenues	$772.8	$638.3	$134.5	21.1%

Adjusted Property EBITDA	$281.9	$228.4	$53.5	23.4%
EBITDA Margin %	36.5%	35.8%		0.7 pts

Operating Income	$198.6	$180.8	$17.8	9.8%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$13,801.6	$12,389.0	$1,412.6	11.4%
Rolling Chip Win %(1)	2.93%	2.69%		0.24 pts

Non-Rolling Chip Drop	$1,105.6	$980.6	$125.0	12.7%
Non-Rolling Chip Win %(2)	30.7%	27.9%		2.8 pts

Slot Handle	$1,240.8	$743.1	$497.7	67.0%
Slot Hold %(3)	5.6%	6.9%		-1.3 pts

Hotel Statistics

Occupancy %	93.4%	86.5%		6.9 pts
Average Daily Rate (ADR)	$244	$227	$17	7.5%
Revenue per Available Room (RevPAR)	$228	$197	$31	15.7%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to The Venetian Macao’s trailing 12 month Non-Rolling Chip win percentage of 27.3% (calculated before discounts).
(3)This compares to The Venetian Macao’s trailing 12 month slot hold percentage of 6.4% (calculated before slot club cash incentives).

Sands Macao First Quarter Operating Results

Sands Macao’s adjusted property EBITDA increased 15.6% to $107.0 million with adjusted property EBITDA margin of 30.6%. Non-Rolling Chip drop increased to $707.8 million, the strongest performance since the first quarter of 2008. Slot handle increased 52.1% to a record $663.2 million.  Rolling Chip volume was $6.43 billion for the quarter while Rolling Chip win percentage for the quarter was 3.73%.

The following table summarizes our key operating results for the Sands Macao for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
Sands Macao Operations	March 31,
(Dollars in millions)	2012	2011	$ Change	Change
Revenues:
Casino	$341.1	$315.7	$25.4	8.0%
Rooms	6.2	5.5	0.7	12.7%
Food and Beverage	9.3	10.0	(0.7)	-7.0%
Convention, Retail and Other	2.6	2.4	0.2	8.3%
Less - Promotional Allowances	(10.1)	(10.8)	0.7	6.5%
Net Revenues	$349.1	$322.8	$26.3	8.1%

Adjusted Property EBITDA	$107.0	$92.6	$14.4	15.6%
EBITDA Margin %	30.6%	28.7%		1.9 pts

Operating Income	$98.5	$83.9	$14.6	17.4%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,433.5	$8,269.4	$(1,835.9)	-22.2%
Rolling Chip Win %(1)	3.73%	2.75%		0.98 pts

Non-Rolling Chip Drop	$707.8	$688.7	$19.1	2.8%
Non-Rolling Chip Win %(2)	21.2%	20.3%		0.9 pts

Slot Handle	$663.2	$435.9	$227.3	52.1%
Slot Hold %(3)	4.4%	6.5%		-2.1 pts

Hotel Statistics

Occupancy %	93.8%	84.9%		8.9 pts
Average Daily Rate (ADR)	$252	$251	$1	0.4%
Revenue per Available Room (RevPAR)	$236	$213	$23	10.8%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Sands Macao’s trailing 12 month Non-Rolling Chip win percentage of 20.5% (calculated before discounts).
(3)This compares to the Sands Macao’s trailing 12 month slot hold percentage of 5.5% (calculated before slot club cash incentives).

Four Seasons Hotel Macao and Plaza Casino First Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated record adjusted property EBITDA of $67.5 million in the first quarter of 2012, an increase of 17.4% compared to the $57.5 million for the first quarter of 2011. Rolling Chip volume reached a record $12.70 billion for the quarter, an increase of 221.8% compared to the first quarter of 2011. Slot handle continued to expand, reaching $198.2 million, an increase of 5.7% compared to last year’s first quarter. Non-Rolling Chip drop increased to $105.9 million while Non-Rolling Chip win was up 33.7% compared to the year-ago quarter.  The non-gaming offerings of the property continued to exhibit healthy growth, with increases in occupancy and RevPAR, while mall revenue was $10.5 million, a 98.1% increase compared to last year’s first quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	March 31,
(Dollars in millions)	2012	2011	$ Change	Change
Revenues:
Casino	$282.9	$160.8	$122.1	75.9%
Rooms	10.1	7.5	2.6	34.7%
Food and Beverage	6.8	5.0	1.8	36.0%
Mall	10.5	5.3	5.2	98.1%
Convention, Retail and Other	0.7	0.5	0.2	40.0%
Less - Promotional Allowances	(11.4)	(7.0)	(4.4)	-62.9%
Net Revenues	$299.6	$172.1	$127.5	74.1%

Adjusted Property EBITDA	$67.5	$57.5	$10.0	17.4%
EBITDA Margin %	22.5%	33.4%		-10.9 pts

Operating Income	$53.4	$42.7	$10.7	25.1%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$12,703.2	$3,948.0	$8,755.2	221.8%
Rolling Chip Win %(1)	2.83%	3.90%		-1.07 pts

Non-Rolling Chip Drop	$105.9	$82.4	$23.5	28.5%
Non-Rolling Chip Win %(2)	41.7%	40.1%		1.6 pts

Slot Handle	$198.2	$187.5	$10.7	5.7%
Slot Hold %(3)	6.0%	6.5%		-0.5 pts

Hotel Statistics

Occupancy %	82.3%	64.6%		17.7 pts
Average Daily Rate (ADR)	$360	$341	$19	5.6%
Revenue per Available Room (RevPAR)	$296	$220	$76	34.5%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Plaza Casino’s trailing 12 month Non-Rolling Chip win percentage of 40.3% (calculated before discounts).
 (3)This compares to the Plaza Casino’s trailing 12 month slot hold percentage of 5.7% (calculated before slot club cash incentives).

Marina Bay Sands First Quarter Operating Results

Marina Bay Sands in Singapore delivered adjusted property EBITDA of $472.5 million for the first quarter of 2012, an increase of 66.1% compared to $284.5 million in the first quarter of 2011. Adjusted property EBITDA margin was 55.7% for the quarter.

Gaming volumes reflected strong growth in each segment of the business. Rolling Chip volume increased 26.4% to reach $12.80 billion for the quarter while Rolling Chip win percentage was 3.58%.  Non-Rolling Chip drop increased 18.3% to reach $1.17 billion with a Non-Rolling Chip win percentage of 22.2%. Slot handle increased 34.2% to reach $2.74 billion for the quarter with slot hold percentage of 5.4%. Total mass win per day during the quarter increased 21.5% to reach $4.47 million, compared to $3.68 million in the first quarter of 2011.

The high margin hotel room and mall segments of the property both reflected strong revenue growth of 38.2% and 25.0%, respectively, as the property’s full complement of offerings and amenities continued to mature.  Occupancy and ADR both expanded during the quarter, driving a RevPAR increase of 36.2% compared to the same quarter last year.

The following table summarizes our key operating results for Marina Bay Sands for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
Marina Bay Sands Operations	March 31,
(Dollars in millions)	2012	2011	$ Change	Change
Revenues:
Casino	$701.3	$464.4	$236.9	51.0%
Rooms	77.1	55.8	21.3	38.2%
Food and Beverage	47.1	43.2	3.9	9.0%
Mall	34.5	27.6	6.9	25.0%
Convention, Retail and Other	29.8	25.7	4.1	16.0%
Less - Promotional Allowances	(41.1)	(31.8)	(9.3)	-29.2%
Net Revenues	$848.7	$584.9	$263.8	45.1%

Adjusted Property EBITDA	$472.5	$284.5	$188.0	66.1%
EBITDA Margin %	55.7%	48.6%		7.1 pts

Operating Income	$373.2	$196.7	$176.5	89.7%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$12,804.5	$10,132.3	$2,672.2	26.4%
Rolling Chip Win %(1)	3.58%	2.56%		1.02 pts

Non-Rolling Chip Drop	$1,167.0	$986.4	$180.6	18.3%
Non-Rolling Chip Win %(2)	22.2%	22.6%		-0.4 pts

Slot Handle	$2,740.6	$2,041.8	$698.8	34.2%
Slot Hold %(3)	5.4%	5.3%		0.1 pts

Hotel Statistics

Occupancy %	98.4%	86.3%		12.1 pts
Average Daily Rate (ADR)	$341	$285	$56	19.6%
Revenue per Available Room (RevPAR)	$335	$246	$89	36.2%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to Marina Bay Sands trailing 12 month Non-Rolling Chip win percentage of 23.0% (calculated before discounts).
(3)This compares to Marina Bay Sands trailing 12 month slot hold percentage of 5.3% (calculated before slot club cash incentives).

Las Vegas First Quarter Operating Results

The Venetian and The Palazzo delivered adjusted property EBITDA of $115.8 million for the first quarter of 2012, an increase of 77.6% compared to the $65.2 million generated in the first quarter of 2011. Adjusted property EBITDA margin was 30.1% for the quarter. Strong baccarat play drove a 27.8% increase in table games drop to $609.0 million. Stronger group meeting and convention business during the quarter drove a 4.9% increase in cash hotel ADR.

The following table summarizes our key operating results for our Las Vegas operations for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
Las Vegas Operations	March 31,
(Dollars in millions)	2012	2011	$ Change	Change
Revenues:
Casino	$158.7	$83.1	$75.6	91.0%
Rooms	113.4	112.9	0.5	0.4%
Food and Beverage	61.0	64.0	(3.0)	-4.7%
Convention, Retail and Other	74.7	63.5	11.2	17.6%
Less - Promotional Allowances	(23.2)	(18.4)	(4.8)	-26.1%
Net Revenues	$384.6	$305.1	$79.5	26.1%

Adjusted Property EBITDA	$115.8	$65.2	$50.6	77.6%
EBITDA Margin %	30.1%	21.4%		8.7 pts

Operating Income	$87.7	$31.3	$56.4	180.2%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$609.0	$476.6	$132.4	27.8%
Table Games Win %(1)	24.0%	13.3%		10.7 pts

Slot Handle	$483.8	$407.3	$76.5	18.8%
Slot Hold %(2)	8.5%	8.5%		0.0 pts

Hotel Statistics

Occupancy %	83.4%	83.9%		-0.5 pts
Average Daily Rate (ADR)	$214	$212	$2	0.9%
Revenue per Available Room (RevPAR)	$178	$178	$0	0.0%

(1)  This compares to our Las Vegas Operation’s trailing 12 month table games win percentage of 17.9% (calculated before discounts).
(2)  This compares to our Las Vegas Operation’s trailing 12 month slot hold percentage of 8.7% (calculated before slot club cash incentives).

Sands Bethlehem First Quarter Operating Results

Net revenue for Sands Bethlehem in Pennsylvania was $115.6 million and adjusted property EBITDA reached $27.5 million for the first quarter of 2012. Table games drop was $201.5 million for the quarter, an increase of 69.3% compared to the quarter one year ago, while table games win percentage was 14.9%. Slot handle increased 17.3% to reach $1.03 billion for the quarter with slot hold percentage of 7.3%. The property’s 300-room hotel tower opened on May 27, 2011, and contributed $1.9 million of room revenue during the quarter ended March 31, 2012. The hotel, together with the addition of the retail mall, the first phase of which opened in November 2011, and the events center, which will debut in May 2012, should contribute to future growth of both gaming and non-gaming offerings at the property.

The following table summarizes our key operating results for Sands Bethlehem for the first quarter of 2012 compared to the first quarter of 2011:

	Three Months Ended
Sands Bethlehem Operations	March 31,
(Dollars in millions)	2012	2011(1)	$ Change	Change
Revenues:
Casino	$108.7	$87.1	$21.6	24.8%
Rooms	1.9	N/A	1.9	N/A
Food and Beverage	6.7	5.0	1.7	34.0%
Mall	0.3	N/A	0.3	N/A
Convention, Retail and Other	3.8	2.6	1.2	46.2%
Less - Promotional Allowances	(5.8)	(3.7)	(2.1)	-56.8%
Net Revenues	$115.6	$91.0	$24.6	27.0%

Adjusted Property EBITDA	$27.5	$22.1	$5.4	24.4%
EBITDA Margin %	23.8%	24.3%		-0.5 pts

Operating Income	$18.2	$14.1	$4.1	29.1%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$201.5	$119.0	$82.5	69.3%
Table Games Win %(2)	14.9%	16.7%		-1.8 pts

Slot Handle	$1,033.7	$881.4	$152.3	17.3%
Slot Hold %(3)	7.3%	7.4%		-0.1 pts

Hotel Statistics

Occupancy %	50.3%	NA	N/A	N/A
Average Daily Rate (ADR)	$139	NA	N/A	N/A
Revenue per Available Room (RevPAR)	$70	NA	N/A	N/A

(1)  The hotel tower opened on May 27, 2011 and the first phase of the retail mall opened on November 1, 2011.
(2)  This compares to Sands Bethlehem’s trailing 12 month table games win percentage of 14.8% (calculated before discounts).
(3) This compares to Sands Bethlehem’s trailing 12 month slot hold percentage of 7.2% (calculated before slot club cash incentives).

Retail Mall Operations

Gross revenue from tenants in the company’s retail malls at The Venetian Macao, the Four Seasons Macao and Marina Bay Sands in Singapore reached $71.1 million for the first quarter of 2012, an increase of 27.3% compared to the first quarter of 2011.  Operating profit derived from these retail mall assets increased 25.2% for the quarter to reach $55.2 million.

	For The Three Months Ended March 31, 2012					LTM March 31, 2012
(Dollars in millions except per square foot data)	Gross Revenue	Operating Profit1	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.2

The Grand Canal Shoppes at The Venetian Macao	$26.1	$20.5	78.5%	817,361	89.8%	$1,121

The Shoppes at Four Seasons
Luxury Retail	6.7	5.9	88.1%	87,063	100.0%	5,989
Other Stores	3.8	2.9	76.3%	102,019	84.4%	1,108
Total	10.5	8.8	83.8%	189,082	91.6%	3,744

The Shoppes at Marina Bay Sands	34.5	25.9	75.1%	629,982	94.9%	1,302

Total	$71.1	$55.2	77.6%	1,636,425	92.0%	$1,526

(1)  Operating profit excludes bad debt credit of $0.2 million at The Grand Canal Shoppes at The Venetian Macao and bad debt expense of $0.2 million at The Shoppes at Four Seasons. No bad debt expense was recorded for the quarter at The Shoppes at Marina Bay Sands.
(2)  Tenant sales per square foot reflects sales from tenants only after the tenant has been open for a period of 12 months.

Other Factors Affecting Earnings

Other Asia adjusted property EBITDA, which is principally composed of our CotaiJet ferry operation, was negative $5.7 million during the quarter.

Pre-opening expenses, related primarily to Sands Cotai Central on the COTAI Strip in Macao, increased to $51.5 million in the first quarter of 2012, compared to $9.5 million in the first quarter of 2011.

Depreciation and amortization expense was $194.7 million in the first quarter of 2012, compared to $190.2 million in the first quarter of 2011.

Interest expense, net of amounts capitalized, was $64.7 million for the first quarter of 2012, compared to $73.6 million during the first quarter of 2011. The decrease was principally the result of a lower average borrowing cost as well as lower debt balances outstanding in the quarter compared to the first quarter of 2011.  Capitalized interest was $22.1 million during the first quarter of 2012, compared to $30.6 million during the first quarter of 2011.  Our weighted average borrowing cost in the first quarter of 2012 was 3.3%.

Corporate expense was $49.0 million in the first quarter of 2012, compared to $37.6 million in the first quarter of 2011. The increase was primarily driven by higher legal fees.

The company recorded an impairment loss of $42.9 million related to the closing of the entertainment show Zaia at The Venetian Macao.

Other expense, which was principally composed of foreign currency losses, was $3.4 million in the first quarter of 2012, compared to $4.7 million in the first quarter of 2011.

The company’s effective tax rate for the first quarter of 2012 was 9.8%. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

Net income attributable to noncontrolling interests during the first quarter of 2012 of $80.2 million was principally related to Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances as of March 31, 2012, were $4.06 billion, while restricted cash balances were $7.3 million.

As of March 31, 2012, total debt outstanding, including the current portion, was $9.9 billion. Total principal payments for the remainder of 2012 and the full year 2013, which principally relate to our Singapore Credit Facility, are approximately $352.0 million and $543.4 million, respectively.

During the quarter, the company elected to redeem all of its outstanding 6.375% Senior Notes due 2015 at a total cash cost of $193.2 million, which included accrued interest through the redemption date.

Capital Expenditures

Capital expenditures during the first quarter totaled $398.3 million, including construction and development activities of $305.3 million in Macao, $62.4 million at Marina Bay Sands, $21.6 million in Las Vegas and $9.0 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company's results on Wednesday, April 25, 2012 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.lasvegassands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, impairment loss, gain or loss on disposal of assets, loss on modification or early retirement of debt, preferred stock dividends, accretion to redemption value of preferred stock issued to the Principal Stockholder’s family, and preferred stock inducement, repurchase and redemption premiums.

About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (Integrated Resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, and SANDS® Bethlehem in Eastern Pennsylvania are the company's properties in the United States.
MARINA BAY SANDS® is the company's iconic Integrated Resort in Singapore's downtown Marina Bay district.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a portfolio of properties on Macao's COTAISTRIP®, including THE VENETIAN® Macao, Four Seasons Hotel Macao, and Sands Cotai Central, a 13.7 million square foot 6,400-room Integrated Resort, the first phase of which debuted in April 2012. The company also owns the SANDS® Macao on the Macao Peninsula.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Sam Levenson	(702) 414-1228
Daniel Briggs		(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
First Quarter 2012 Results
Non-GAAP Reconciliations

Within the company’s first quarter 2012 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, impairment loss, pre-opening expense, development expense, royalty fees, stock-based compensation, and corporate expense.  Reconciliations of GAAP operating income and GAAP net income attributable to Las Vegas Sands Corp. to adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenues:
Casino	$2,266,493	$1,664,489
Rooms	267,727	231,974
Food and beverage	153,455	145,393
Mall	71,418	55,865
Convention, retail and other	129,717	108,790
	2,888,810	2,206,511
Less - promotional allowances	(126,068)	(94,592)
	2,762,742	2,111,919

Operating expenses:
Resort operations	1,705,398	1,374,480
Corporate	48,955	37,576
Pre-opening	51,459	9,471
Development	1,198	573
Depreciation and amortization	194,747	190,237
Amortization of leasehold interests in land	9,945	13,156
Impairment loss	42,893	-
Loss on disposal of assets	593	499
	2,055,188	1,625,992

Operating income	707,554	485,927

Interest income	5,648	2,047
Interest expense, net of amounts capitalized	(64,672)	(73,585)
Other expense	(3,419)	(4,675)
Loss on early retirement of debt	(2,831)	-

Income before income taxes	642,280	409,714

Income tax expense	(63,171)	(45,211)

Net income	579,109	364,503

Net income attributable to noncontrolling interests	(80,167)	(75,180)

Net income attributable to Las Vegas Sands Corp.	498,942	289,323

Preferred stock dividends	-	(19,598)
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	-	(23,136)
Preferred stock inducement and repurchase premiums	-	(18,433)

Net income attributable to common stockholders	$498,942	$228,156

Earnings per share:
Basic	$0.66	$0.32
Diluted	$0.61	$0.28

Weighted average shares outstanding:
Basic	760,437,437	723,389,226
Diluted	818,797,155	811,239,242

Dividends declared per common share	$0.25	$-

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

			Three Months Ended March 31, 2012

	Operating Income (Loss)	Depreciation and Amortization	Amortization of Leasehold Interests in Land	Impairment and (Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Adjusted Property EBITDA
Macao:
The Venetian Macao	$198,568	$36,768	$1,650	$42,932	$-	$-	$2,015	$-	$281,933
Sands Macao	98,542	7,411	353	92	-	-	558	-	106,956
Four Seasons Hotel Macao and Plaza Casino	53,410	12,424	705	4	882	-	94	-	67,519
Macao Property Operations	350,520	56,603	2,708	43,028	882	-	2,667	-	456,408
Marina Bay Sands	373,198	65,051	4,468	(139)	-	28,141	1,800	-	472,519
United States:
Las Vegas Operating Properties	87,704	56,682	-	402	-	(32,860)	3,878	-	115,806
Sands Bethlehem	18,178	8,874	-	8	94	-	348	-	27,502
United States Property Operations	105,882	65,556	-	410	94	(32,860)	4,226	-	143,308
Other Asia (2)	(14,950)	3,681	-	-	71	5,000	476	-	(5,722)
Other Development	(54,835)	269	2,769	187	51,610	-	-	-	-
Corporate	(52,261)	3,587	-	-	-	(281)	-	48,955	-
	$707,554	$194,747	$9,945	$43,486	$52,657	$-	$9,169	$48,955	$1,066,513

			Three Months Ended March 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	Amortization of Leasehold Interests in Land	(Gain) Loss on Disposal of Assets	Pre-Opening and Development Expense	Royalty Fees	(1) Stock-Based Compensation	Corporate Expense	Adjusted Property EBITDA
Macao:
The Venetian Macao	$180,841	$43,279	$2,269	$373	$197	$-	$1,441	$-	$228,400
Sands Macao	83,913	7,812	353	101	-	-	469	-	92,648
Four Seasons Hotel Macao and Plaza Casino	42,680	13,354	704	85	629	-	95	-	57,547
Macao Property Operations	307,434	64,445	3,326	559	826	-	2,005	-	378,595
Marina Bay Sands	196,727	55,906	7,683	687	2,570	18,941	1,957	-	284,471
United States:
Las Vegas Operating Properties	31,318	54,080	-	(63)	-	(23,751)	3,581	-	65,165
Sands Bethlehem	14,118	7,321	-	-	155	-	515	-	22,109
United States Property Operations	45,436	61,401	-	(63)	155	(23,751)	4,096	-	87,274
Other Asia (2)	(14,027)	4,127	-	(2)	59	5,000	237	-	(4,606)
Other Development	(8,074)	175	2,147	(682)	6,434	-	-	-	-
Corporate	(41,569)	4,183	-	-	-	(190)	-	37,576	-
	$485,927	$190,237	$13,156	$499	$10,044	$-	$8,295	$37,576	$745,734

(1)  During the three months ended March 31, 2012 and 2011, the Company recorded stock-based compensation expense of $19.2 million and $20.2 million, respectively, of which $9.8 million and $11.8 million, respectively, is included in corporate expense and $0.2 million and $0.1 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2) Primarily includes the results of the CotaiJet ferry operations.

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA:

	Three Months Ended
	March 31,
	2012	2011
Net income attributable to Las Vegas Sands Corp.	$498,942	$289,323
Add (deduct):
Net income attributable to noncontrolling interests	80,167	75,180
Income tax expense	63,171	45,211
Loss on early retirement of debt	2,831	-
Other (income) expense	3,419	4,675
Interest expense, net of amounts capitalized	64,672	73,585
Interest income	(5,648)	(2,047)
Loss on disposal of assets	593	499
Impairment loss	42,893	-
Amortization of leasehold interests in land	9,945	13,156
Depreciation and amortization	194,747	190,237
Development expense	1,198	573
Pre-opening expense	51,459	9,471
Stock-based compensation (1)	9,169	8,295
Corporate expense	48,955	37,576

Adjusted Property EBITDA	$1,066,513	$745,734

(1)  See prior page (Exhibit 2)

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

The Venetian Macao	$772,760	$638,269
Sands Macao	349,083	322,793
Four Seasons Hotel Macao and Plaza Casino	299,604	172,107
Marina Bay Sands	848,669	584,925
Las Vegas Operating Properties	384,603	305,075
Sands Bethlehem	115,562	91,030
Other Asia	35,568	33,773
Intersegment Eliminations	(43,107)	(36,053)

	$2,762,742	$2,111,919

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
The Venetian Macao	36.5%	35.8%
Sands Macao	30.6%	28.7%
Four Seasons Hotel Macao and Plaza Casino	22.5%	33.4%
Marina Bay Sands	55.7%	48.6%
Las Vegas Operating Properties	30.1%	21.4%
Sands Bethlehem	23.8%	24.3%
Other Asia	-16.1%	-13.6%

Total	38.6%	35.3%

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net income attributable to common stockholders	$498,942	$228,156

Pre-opening expense, net	36,199	9,034
Development expense, net	1,198	573
Impairment loss, net	30,154	-
Loss on disposal of assets, net	497	499
Loss on early retirement of debt, net	2,831	-
Preferred stock dividends	-	19,598
Accretion to redemption value of preferred stock issued to Principal Stockholder's family	-	23,136
Preferred stock inducement and repurchase premiums	-	18,433

Adjusted net income	$569,821	$299,429

Per diluted share of common stock:
Net income attributable to common stockholders	$0.61	$0.29

Pre-opening expense, net	0.05	0.01
Development expense, net	-	-
Impairment loss, net	0.04	-
Loss on disposal of assets, net	-	-
Loss on early retirement of debt, net	-	-
Preferred stock dividends	-	0.02
Accretion to redemption value of preferred stock issued to Principal Stockholder's family	-	0.03
Preferred stock inducement and repurchase premiums	-	0.02

Adjusted earnings per diluted share	$0.70	$0.37

Weighted average diluted shares outstanding	818,797,155	811,239,242

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Room Statistics:
The Venetian Macao:
Occupancy %	93.4%	86.5%
Average daily room rate (ADR) (1)	$244	$227
Revenue per available room (RevPAR) (2)	$228	$197

Sands Macao:
Occupancy %	93.8%	84.9%
Average daily room rate (ADR) (1)	$252	$251
Revenue per available room (RevPAR) (2)	$236	$213

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	82.3%	64.6%
Average daily room rate (ADR) (1)	$360	$341
Revenue per available room (RevPAR) (2)	$296	$220

Marina Bay Sands:
Occupancy %	98.4%	86.3%
Average daily room rate (ADR) (1)	$341	$285
Revenue per available room (RevPAR) (2)	$335	$246

Las Vegas Operating Properties:
Occupancy %	83.4%	83.9%
Average daily room rate (ADR) (1)	$214	$212
Revenue per available room (RevPAR) (2)	$178	$178

Sands Bethlehem:
Occupancy %	50.3%	N/A
Average daily room rate (ADR) (1)	$139	N/A
Revenue per available room (RevPAR) (2)	$70	N/A

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$14,334	$11,268
Slot machine win per unit per day (4)	$334	$263
Average number of table games	570	598
Average number of slot machines	2,282	2,151

Sands Macao:
Table games win per unit per day (3)	$10,733	$9,824
Slot machine win per unit per day (4)	$295	$277
Average number of table games	399	416
Average number of slot machines	1,093	1,133

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$26,933	$17,596
Slot machine win per unit per day (4)	$740	$697
Average number of table games	165	118
Average number of slot machines	176	193

Marina Bay Sands:
Table games win per unit per day (3)	$12,975	$8,693
Slot machine win per unit per day (4)	$665	$525
Average number of table games	607	615
Average number of slot machines	2,479	2,289

Las Vegas Operating Properties:
Table games win per unit per day (3)	$7,085	$3,127
Slot machine win per unit per day (4)	$188	$142
Average number of table games	227	226
Average number of slot machines	2,417	2,725

Sands Bethlehem:
Table games win per unit per day (3)	$2,784	$2,874
Slot machine win per unit per day (4)	$279	$239
Average number of table games	119	77
Average number of slot machines	2,995	3,015

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.

(2)	RevPAR is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 5